AMENDMENT NO. 2 TO LOAN AND SECURITY AGREEMENT

This Amendment No. 2 to Loan and Security Agreement (“Amendment No. 2”) is executed by and between Marquette Business Credit, Inc., d/b/a/ Marquette Healthcare Finance, Standard Insurance Center, 900 SW Fifth Avenue, Suite 1920, Portland, Oregon 97204, (“Lender”) and Zynex, Inc. and Zynex Medical, Inc., f/d/b/a Stroke Recovery Systems, 8022 Southpark Circle, Suite 100, Littleton, Colorado 80120   (collectively, “Borrower”), as of April 8, 2009, regardless of the date of signing.  Lender and Borrower wish to amend certain terms in the Loan and Security Agreement dated September 22, 2008 and Amendment No. 1 to Loan and Security Agreement dated December 1, 2008 as follows (the Loan and Security Agreement and Amendment No. 1 are referred to herein collectively as the “Agreement”):

Section 1.	Lender expressly waives any Event of Default that would otherwise arise under the Agreement without this Amendment No. 2 resulting from Borrower’s failure to meet the following financial covenants:

(a)           Minimum EBITDA financial covenant as set forth in Section 9.1 of the Agreement for the quarter ending December 31, 2008; and

(b)            Debt Service Coverage Ratio financial covenant as set forth in Section 9.1 of the Agreement for the quarter ending December 31, 2008.

Further, Lender expressly waives any Event of Default that would otherwise arise under the Agreement without this Amendment No. 2 resulting from Borrower’s anticipated failure to meet the following financial covenant:

(c)           Minimum EBITDA financial covenant as set forth in Section 9.1 of the Agreement for the quarter ending March 31, 2009.

Section 2.
Borrower has restated its unaudited financial statements for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008.  Lender waives any breach of a representation, warranty or covenant concerning the accuracy of the original unaudited financial statements for these quarterly periods.  Notwithstanding the foregoing, Lender expressly reserves any right to declare an Event of Default, and any other claim, right or remedy with respect to (a) the restated financial statements for these quarterly periods; and (b) any fraud or intentional misrepresentation in connection with the original financial statements for these quarterly periods.

Section 3.	Existing Schedule A is deleted and replaced in its entirety with the attached Schedule A, which is expressly incorporated into the Agreement.

Section 4.	Except as expressly amended by this Amendment, all other terms of the Agreement are unamended and in full force and effect.

The waivers in this Amendment No. 2 shall be effective only for the specific Events of Default referenced herein, and not for any other existing or future defaults, potential defaults or Events of Default on the part of the Borrower, whether known or unknown Lender.  Under no circumstances shall the waivers entitle the Borrower to any other or further waiver in any similar or other circumstances.

ZYNEX, INC.

By:       /s/ Thomas Sandgaard
Name:  Thomas Sandgaard
Title:  Chief Executive Officer and President

ZYNEX MEDICAL, INC., f/d/b/a Stroke Recovery Systems

By:       /s/ Thomas Sandgaard
Name:  Thomas Sandgaard
Title:  President

MARQUETTE BUSINESS CREDIT, INC., d/b/a MARQUETTE HEALTHCARE FINANCE

By:       /s/ Jennifer Sheasgreen
Name:  Jennifer Sheasgreen
Title:  Senior Vice President

Schedule A
(Revised by Amendment No. 2)
Supplemental Terms and Conditions

Facility Limit:	$3,000,000
Margin:	3.25%
Default Rate:	3.0% above the Interest Rate (i.e., Base Rate plus Margin).
Concentration Limit*:	N/A
Advance Rate on Eligible Accounts*:
85% of Eligible Accounts less than 120 days from the invoice date;
Account debtors with 50% or more of their total Account balance aged beyond 120 days are ineligible, except for Medicare and Anthem Blue Cross.

NCV (by Account Debtor type)*
Medicare	26%
Commercial	36%
Unlitigated Workers Compensation	36%
Self-pay	0%
Reserve (initial amount)*:	$0.00
Origination Fee:	1.5% of the Facility Limit ($45,000) (already paid on the date of execution of the Loan and Security Agreement).
Termination Date:	3 years from the Closing Date
Minimum Facility Availability as of the Closing Date after giving effect to the first Advance of the Loan and the Reserve established by Lender:	$150,000
Minimum EBITDA
Borrower’s Minimum EBITDA (on a trailing twelve-month basis) as of each quarterly reporting period shall be as set forth below:
9/30/08:    Default Waived by Lender
12/31/08:  Default Waived by Lender
3/31/09:    Default Waived by Lender
6/30/09:    $1,436,000
9/30/09:    $3,252,000
12/31/09:  $4,111,000
Thereafter: To be determined in Lender’s sole discretion

Schedule A (continued)
Supplemental Terms and Conditions

Minimum Debt Service Coverage Ratio	From 9/30/08 and thereafter, Borrower’s Minimum Debt Service Coverage Ratio shall be at least 3.0 to 1.0, measured on a quarterly basis.
Minimum Current Ratio	From 9/30/08 and thereafter, Borrower’s Minimum Current Ratio shall be at least 1.5 to 1.0, measured on a quarterly basis.
Capital Expenditures:
Borrower shall not, directly or indirectly, make or incur (i) unfinanced Capital Expenditures which exceed, in the aggregate, $600,000 in any fiscal year, or (ii) financed Capital Expenditures which exceed, in the aggregate, $800,000 in any fiscal year, exclusive of amounts Borrower expends for rental units that are rented to patients by Borrower.

Maximum outstanding principal purchase money Indebtedness to finance, or provide the funds for, the acquisition of assets (used for the calculation of Permitted Indebtedness):
Total purchase money Indebtedness is limited in all respects in accordance with the provisions of the Agreement related to Capital Expenditures.  Purchase money Indebtedness other than Capital Expenditures without the prior consent of Lender is prohibited.

Threshold for notice for amounts in dispute as set forth in Section 6.3(a).	$5,000
Threshold for notice with respect to returns and credits as set forth in Section 6.3(b).	$25,000
Account reduction limit as set forth in Section 6.3(c).	$5,000 with respect to a single account $25,000 in the aggregate in any fiscal year
Cut-Off Date:	120 days after the date of invoice.
Cross-Age Percentage*:	50% of total balance due from any insurance company that is aged beyond 120 days with the exception of Medicare and Anthem Blue Cross.
Annual Facility Fee:	None

Schedule A (continued)
Supplemental Terms and Conditions

Early Termination Fee:
3% of the Facility Limit prior to the first annual anniversary of the Closing Date; 2% of the Facility Limit at anytime from the first anniversary to the second annual anniversary of the Closing Date: and 1% at anytime from the second anniversary to the day prior to the Termination Date of the Loan.

Unused Line Fee:	0.5% per annum payable monthly in arrears on the first day of each month, calculated on the difference between the average daily balance and the total Facility Limit
Collateral Monitoring Fee:	$1,750 per month, payable monthly in arrears on the first day of each month.
Collection Clearance Days:	3 business days clearance on all items deposited into all Lockbox Accounts.
Over Advance Fee:	TBD
Irregular Advance Request Fee:	1% of the amount of Borrower’s Advance Request not submitted in conformance with the requirements of this Agreement.
Closing and legal fees:	All closing and legal fees incurred by Lender in connection with the Loan and the Agreement.
Audit Fee:
In the event third-party auditors conduct the audit: actual audit fees incurred plus all out of pocket expenses.

In the event Lender’s auditors conduct the audit: $1,000 per day, per auditor, plus all out of pocket expenses.

Mailing Charges:	All costs and expenses of Lender.
Wire Transfer Fees:	$20.00 per wire
Waiver Fee:	TBD
Termination Reserve	$10,000

* Subject to change from time to time in Lender’s sole discretion.